Exhibit 99.1

News Release

Neupaver Becomes Wabtec Chairman, CEO;

Betler Named Wabtec President, COO

WILMERDING, PA, May 14, 2013 – Wabtec Corporation (NYSE: WAB) named Albert J. Neupaver chairman and chief executive officer, and Raymond T. Betler president and chief operating officer, effective today.

Neupaver, 62, has been Wabtec’s president and CEO, and a board member, since 2006. He succeeds William E. Kassling as chairman of the board and will also remain CEO. Kassling will remain on the board in the role of Lead Director, after being elected for a new, three-year term at today’s annual shareholders meeting.

Betler, 57, joined Wabtec in 2008 as vice president and group executive of the company’s Transit Group and was promoted to chief operating officer in 2010. As president and COO, he will assume additional responsibility for Wabtec’s day-to-day operations, including functional areas such as finance, human resources, corporate development and legal. He has more than 30 years of experience in the transportation industry.

Neupaver said: “Ray’s promotion to president and COO marks an important step in our ongoing succession planning process and recognizes the vital role he has played since joining the company. He has strong leadership capabilities and tremendous industry experience. I look forward to continuing to work with Ray and the rest of our team to build on Wabtec’s success.

“We would also like to recognize and thank Bill Kassling, who is really the patriarch of modern-day Wabtec. Bill has been a key driving force at the company for nearly 30 years, and has made invaluable contributions to Wabtec’s success and standing in the industry. I’m personally grateful that we can continue to benefit from his counsel and honored to succeed him as chairman.”

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148